EXHIBIT 99.2



                        BRANDYWINE REALTY TRUST

                         ARTICLES SUPPLEMENTARY

                CLASSIFYING AND DESIGNATING 4,375,000 PREFERRED
                  SHARES AS 8.75% SERIES B SENIOR CUMULATIVE
                        CONVERTIBLE PREFERRED SHARES


          Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


          FIRST: Under a power contained in Article 6 of the Trust's Declaration of Trust (as amended and restated to date, the "Declaration of Trust"), the Board of Trustees (the "Board"), by resolutions duly adopted on March 19, 1999, classified and designated 4,375,000 shares of the Trust's preferred shares of beneficial interest, $.01 par value per share, as the 8.75% Series B Senior Cumulative Convertible Preferred Shares, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares (which upon any restatement of the Declaration of Trust will become a part of Article 6 thereof, with any necessary or appropriate changes to the numbering or lettering thereof) as follows:


      8.75% SERIES B SENIOR CUMULATIVE CONVERTIBLE PREFERRED SHARES


          Section 1.   Designation and Amount.  A series of preferred
                       ----------------------
shares designated as "8.75% Series B Senior Cumulative Convertible Preferred Shares" is hereby established and the number of shares constituting the series so designated shall be 4,375,000 (the "Preferred Shares"). The par value of the Preferred Shares, as set forth in the Declaration of Trust, is $.01 per share.

          Section 2.   Distribution Rights.
                       -------------------

          (a)   General.  Subject to Section 9, and in addition to any
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other distributions expressly provided for herein, the Trust shall pay in cash, when, as and if authorized by the Board, out of funds legally available therefor as provided by the laws governing real estate investment trusts in Maryland (the "Legally Available Funds"), distributions at the quarterly rate equal to the Applicable Distribution Rate (as defined below) per issued and outstanding Preferred Share, per calendar quarter. Such distributions shall be cumulative and payable (if declared) quarterly on each January 15, April 15, July 15 and October 15, with respect to the prior calendar quarter, commencing July 15, 1999 (except that if such date is not a Business Day (as defined below), then such distribution will be payable on the next succeeding Business Day) to the holders of record at the close of business on the date specified by the Board at the time such distribution is declared no more than forty-five (45) days prior to the date fixed for payment thereof; provided, however, that the Trust shall have the right to declare and pay distributions at any time. Distributions shall begin to accrue and be cumulative from the date of issuance of such Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value (as defined in Section 6(a)) of such Preferred Share or Put Payment (as defined in Section 8(a)) (plus all accrued and unpaid distributions thereon whether or not declared) is paid to the holder thereof in connection with the liquidation of the Trust or the redemption of such Preferred Share by the Trust, (ii) the last day of the quarter preceding the quarter in which such Preferred Shares are converted into Common Shares (as defined in the Declaration of Trust) hereunder if such day is after the record date for the Regular Quarterly Distribution (as defined herein) on the Common Shares for the quarter in which such conversion takes place, (iii) the last day of the quarter second preceding the quarter in which such Preferred Shares are converted into Common Shares hereunder if such day is prior to the record date for the Regular Quarterly Distribution on the Common Shares for the quarter in which such conversion takes place, or (iv) the date on which such share is otherwise acquired and paid for by the Trust.

          (b)   Cumulative Distributions.  Each of such distributions
                ------------------------
shall be fully cumulative, to the extent not previously paid, such that Preferred Shares on which distributions have not been paid in full on the dates set forth above shall accrue distributions at the rate of $.525 per Preferred Share per quarter. Distributions not paid in full on the dates set forth above shall accrue distributions at the rate of 8.75% per annum. Any distribution payment with respect to the Preferred Shares shall first be credited against any prior accrued and unpaid distribution. No distributions shall be set apart for or paid upon the Common Shares or any other equity securities of the Trust ranking junior to the Preferred Shares as to the payment of distributions unless all such cumulative distributions on the Preferred Shares have been paid.

          (c)   Ranking as to Distributions.  Distributions with respect
                ---------------------------
to the Preferred Shares shall be declared and paid pari passu with the distributions on the 7.25% Series A Cumulative Convertible Preferred Shares (the "Series A Preferred Shares") and any other equity securities of the Trust ranking on a parity with the Preferred Shares and Series A Preferred Shares as to distributions.

          (d)   Applicable Distribution Rate.  With respect to any
                ----------------------------
Preferred Share then issued and outstanding, the "Applicable Distribution Rate" per fiscal quarter shall be equal to the greater of
(i) the product of the Regular Quarterly Distribution (as defined in Section 4(d)) payable for the applicable quarter per Common Share and the Conversion Ratio (as defined in Section 7(a)) and (ii) $.525. The Applicable Distribution Rate shall be pro rated for the actual number of days in any partial quarter.

          (e)   Pro Rata Distribution.  All distributions paid with
                ---------------------
respect to Preferred Shares pursuant to this Section 2 shall be paid pro rata in respect of each Preferred Share entitled thereto. In the event that the Legally Available Funds available for the payment of distributions shall be insufficient for the payment of the entire amount of distributions payable with respect to Preferred Shares and any other equity securities of the Trust that rank on a parity with the Preferred Shares as to distributions on any date on which the Board has authorized the payment of a distribution or otherwise, the amount of any available surplus shall be allocated for the payment of distributions with respect to the Preferred Shares and any other equity securities of the Trust that rank on a parity with the Preferred Shares as to distributions pro rata based upon the amount of accrued and unpaid distributions on such equity securities.

          (f)   Business Day.  For purposes hereof, the term "Business
                ------------
Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

          (g)   Limits.  Holders of Preferred Shares shall not be
                ------
entitled to any distribution, whether payable in cash, property or shares, in excess of the full cumulative distributions on the Preferred Shares (as used in these Articles Supplementary, such term being deemed to include distributions on accrued and unpaid distributions) as expressly described above, except for distributions provided for elsewhere in these Articles Supplementary (including, without limitation, in Section 7(d)(v) hereof).

          Section 3.   Certain Restrictions.  Unless the distributions
                       --------------------
(including accrued and unpaid distributions in arrears whether or not declared) described above in Section 2, which pursuant to their terms should have been paid, have been paid in full or declared and set apart for payment, the Trust shall be prohibited from paying or making any distributions on, or redeeming or purchasing or otherwise acquiring for consideration (other than consideration consisting of Common Shares or any other equity security ranking junior to the Preferred Shares as to distributions and upon liquidation, dissolution or winding up) any equity securities of the Trust (without regard to its rank, either as to distributions or upon liquidation, dissolution or winding up), other than (i) Series A Preferred Shares of the Trust or any other preferred shares of the Trust which rank pari passu with the Preferred Shares as to distributions or upon liquidation, dissolution or winding up, all of which payments shall be made pari passu with the Preferred Shares and Series A Preferred Shares, and (ii) preferred shares of the Trust that rank senior to the Preferred Shares as to distributions or upon liquidation, dissolution or winding up, if the issuance of such preferred shares has been approved by the holders of a majority of the Preferred Shares. The Trust shall not permit any subsidiary (which term shall include any subsidiary formed as a partnership) of the Trust to purchase or otherwise acquire for consideration or make any payment with respect to any equity securities of the Trust if the Trust is prohibited from purchasing or otherwise acquiring for consideration or making any payment with respect to such shares at such time and in such manner pursuant to the prior sentence; provided, however, that the Trust shall not be prohibited from making a contribution of equity securities of the Trust to any of its subsidiaries.

          Section 4.   Voting Rights.
                       -------------

          (a)   General.  Except as limited by law, the holders of the
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Preferred Shares shall be entitled to vote or consent on all matters submitted to the holders of Common Shares together with the holders of the Common Shares as a single class; provided that the holders of Preferred Shares shall not be entitled to vote at the 1999 annual meeting of shareholders of the Trust if the record date for such meeting either precedes the date of these Articles Supplementary or falls within 15 days after the date of these Articles Supplementary.

          (b)   Calculation of Votes.  For the purposes of calculating
                --------------------
the votes cast for a particular matter when voting or consenting pursuant to Section 4(a), each Preferred Share will entitle the holder thereof to one vote for each Common Share into which such Preferred Share is convertible as provided in Section 7(a) herein as of the record date for such vote or consent or, if no record date is specified, as of the date of such vote or consent.

          (c)   Section 4(c) Trustee.  In addition to the other voting
                --------------------
rights described herein and the increase in the number of Trustees constituting the Board described in Section 4(d) below, the number of Trustees constituting the Board shall be automatically increased by one
(1) member so long as Five Arrows Realty Securities III L.L.C. and its Affiliates and/or one or more of their respective members or partners, beneficially own in the aggregate at least fifty percent (50%) of the outstanding Preferred Shares. The position on the Board established pursuant to this Section 4(c) shall remain available until the earlier of such time as (i) Five Arrows Realty Securities III L.L.C. and its Affiliates and/or one or more of their respective members or partners, ceases to beneficially own in the aggregate at least fifty percent (50%) of the outstanding Preferred Shares and (ii) the occurrence of a Change of Control (as defined in Section 8(e) and, solely for purposes of this Section 4(c), as described in subsections (i) and (iii) thereof) if the holders of the voting shares of equity securities of the Trust immediately prior to such occurrence hold immediately after such occurrence less than 30% of the outstanding voting capital stock or voting equity securities of the Trust or the Successor Entity (as defined in Section 8(e), as the case may be). The term of any Trustee elected pursuant to this section shall terminate immediately upon the position created hereby not being available pursuant to the immediately preceding sentence or in the event that the Trust redeems Preferred Shares with an aggregate Liquidation Value of $50 million pursuant to the second sentence of Section 5(a) hereof.

          The term "Affiliate" means Rothschild Realty Inc. or the one hundred percent (100%) member of Five Arrows Realty Securities III L.L.C.

          (d)   Section 4(d) Trustee.  In addition to the other voting
                --------------------
rights described herein and the increase in the number of Trustees constituting the Board described in Section 4(c) above, the number of Trustees constituting the Board shall be automatically increased by one

(1) member upon the first of the following to occur: (i) the Trust's failure (A) to pay the Regular Quarterly Distribution (as defined below) on the Common Shares for any two consecutive quarters in an amount of at least $.32 per share (adjusted to reverse the effect of any event set forth in Section 7 herein that would require an adjustment to the Conversion Price (as defined below), or (B) to pay and expect to pay Regular Quarterly Distributions on the Common Shares aggregating at least $1.28 per share (adjusted to reverse the effect of any event set forth in Section 7 herein that would require an adjustment to the Conversion Price) during any four consecutive quarters based on the sum of the Regular Quarterly Distributions paid in the quarter preceding the date of calculation and the Funds From Operations (as defined below) of the Company estimated in good faith by the Company for the quarter in which such calculation is made and so estimated for the two immediately succeeding quarters (in either event, the "Distribution Reduction Event")); (ii) the Trust's failure to pay in full the quarterly distribution payable hereunder (whether or not declared) at any time in respect of the Preferred Shares (the "Distribution Payment Event"); and
(iii) the Trust being in Material Default (as defined below) pursuant to the terms of its Credit Facility (as defined below) (a "Credit Facility Event"). The position on the Board created pursuant to this Section 4(d) shall terminate when (i) there are no Preferred Shares of the Trust outstanding or (ii) each of the following has occurred and continues to occur: (A) the Distribution Reduction Cure (as defined herein), (B) the Distribution Payment Cure (as defined herein) and (C) the Credit Facility Cure (as defined herein). Any Trustee elected pursuant to this section shall be deemed to have resigned upon the position created hereby not being available pursuant to the immediately preceding sentence.

          The term "Regular Quarterly Distribution" means any cash dividend or distribution paid in any calendar quarter that does not in the aggregate exceed the Trust's reported Funds From Operations (as currently defined by the National Association of Real Estate Investment Trusts ("NAREIT"), or if a new definition is adopted by NAREIT, as such definition so changes) for the quarter relating to such dividend or distribution.

          The term "Material Default" means the occurrence of (i) any of the Credit Parties (as defined in the Credit Facility) being in default of any of the negative covenants set forth in Section 8 of the Credit Facility, (ii) the breach of any of the covenants under Section 7.2 of the Credit Facility, (iii) an event which constitutes an Event of Default (as defined in the Credit Facility) under Section 9.1(a), 9.1(d), 9.1(e), 9.1(f) or 9.1(l) of the Credit Facility, in each case under clauses (i), (ii) and (iii), as the same may be amended, modified or deleted prior to such default or breach, (iv) an event of default under, or breach of, comparable provisions of any financing arrangement which replaces, refinances or supplements the Credit Facility, (v) the Fixed Charge Coverage Ratio (as defined in the Credit Facility as of the date hereof and without giving effect to any amendment, modification, deletion, waiver, termination or replacement thereof) as of the end of each fiscal quarter of the Credit Parties for the twelve-month period ending on each such date shall be less than 1.25 to 1.0, or (vi) the ratio of the Funded Debt (as defined in the Credit Facility as of the date hereof and without giving effect to any amendment, modification, deletion, waiver, termination or replacement thereof) of the Credit

Parties to the aggregate Current Market Price (as defined herein) of the Common Shares outstanding (which shall include the Preferred Shares and all other outstanding preferred securities or units of the Operating Partnership (as defined below) exercisable or redeemable for or convertible into Common Shares as if they had been exercised or redeemed for or converted into Common Shares in accordance with their respective terms), in each case as of the end of any fiscal quarter, shall be greater than or equal to 0.70 to 1.0.

          The term "Credit Facility" means the Second Amended and Restated Credit Agreement among the Trust and Brandywine Operating Partnership, L.P. (the "Operating Partnership"), as borrowers, and the subsidiaries of the borrowers, as guarantors, and the lenders identified therein, and NationsBanc Montgomery Securities LLC, as lead arranger and book manager, and NationsBanc Mortgage Capital Corp., as administrative agent, dated as of September 28, 1998.

          (e)   Election of Preferred Trustees.  The holders of the
                ------------------------------
Preferred Shares shall have the special right, voting separately as a single class, to elect as soon as practicable, a Trustee to fill each vacancy created pursuant to Section 4(c) and/or 4(d) and to elect their respective successors at each succeeding annual meeting of the Trust thereafter at which such successor is to be elected. The Trustee so elected from time to time in respect of Section 4(c) shall be referred to herein as the "Section 4(c) Trustee." The Trustee so elected from time to time in respect of Section 4(d) shall be referred to herein as the "Section 4(d) Trustee." As used herein, the term "Preferred Trustee" shall refer to each of the Section 4(c) Trustee or the Section 4(d) Trustee, as appropriate, and the term "Preferred Trustees" shall refer to both such Trustees. At no time shall there be more than two Preferred Trustees on the Board.

          (f)   Classification of Board.  Each vacancy created upon the
                -----------------------
Board from time to time pursuant to Section 4(c) or Section 4(d), as the case may be, shall be apportioned among the classes of Trustees, if any, so that the number of Trustees in each of the classes of Trustees is as nearly equal in number as possible. The Preferred Trustees shall be classified accordingly.

          (g)   Cures.
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               (i)   Upon the occurrence of a Distribution Reduction
Event, the same shall be deemed to continue to exist until such time as the earlier to occur of (x) none of the Preferred Shares shall remain outstanding or (y) the Regular Quarterly Distribution paid in the immediately preceding quarter on the Common Shares shall be at least $.32 per share (adjusted to reverse the effect of any event set forth in Section 7 that would require an adjustment to the Conversion Price) (the "Distribution Reduction Cure").

               (ii) Upon the occurrence of the Distribution Payment Event, the same shall be deemed to continue and exist until such time as the earlier to occur of (x) none of the Preferred Shares shall remain outstanding or (y) all distributions, including accrued and unpaid distributions on the Preferred Shares, whether or not declared, have been paid or made available for payment (the "Distribution Payment Cure").

               (iii) Upon the occurrence of a Credit Facility Event, the same shall be deemed to continue and exist until such time as the earlier to occur of (x) none of the Preferred Shares shall remain outstanding or (y) such Credit Facility Event has been remedied or has been waived at a meeting or in writing by the holders of a majority of the Preferred Shares (the "Credit Facility Cure").

          (h)   Board Committees.  If the Board has not appointed the
                ----------------
Section 4(c) Trustee to any given committee of the Board (other than a pricing, investment or similar committee established by the Board to approve the final terms of a transaction that the Board has generally authorized) then, without the consent of the Section 4(c) Trustee, any action taken by such committee shall be effective only if such action is ratified by the Board, and the Trust may not enter into any agreements or take any actions based on any such action taken by any such committee until any such action taken by any such committee has been ratified by the Board.

          (i)   Voting Procedures.  At each meeting of the shareholders
                -----------------
of the Trust at which the holders of the Preferred Shares shall have the right to vote separately as a single class, as provided in this Section 4, the presence in person or by proxy of the holders of record of a majority of the total number of Preferred Shares then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders as a class. At any such meeting or adjournment thereof, the absence of a quorum of holders of Preferred Shares shall not prevent the election of Trustees other than the Preferred Trustees, and the absence of a quorum of the holders of any other class or series of shares for the election of such other Trustees shall not prevent the election of any Preferred Trustees by the holders of the Preferred Shares.

          (j)   Vacancy.  In case any vacancy shall occur among the
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Trustees elected by the holders of the Preferred Shares, such vacancy shall be filled by the vote of holders of the Preferred Shares, voting separately as a single class, at a special meeting of such shareholders called for that purpose.

          (k)   Written Consent.  Notwithstanding the foregoing, any
                ---------------
action required or permitted to be taken by holders of Preferred Shares at any meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, shall be signed by the holders of a majority of the Preferred Shares (notwithstanding any provision of the Declaration of Trust) and shall be executed and delivered to the Secretary of the Trust for placement among the minutes of proceedings of the shareholders of the Trust; provided, however, that any action required or permitted to be taken by holders of Preferred Shares at any meeting of shareholders which would, with respect to the holders of the Preferred Shares, amend adversely in any respect, or repeal, the distribution, conversion, voting, redemption or liquidation rights of the Preferred Shares as set forth in these Articles Supplementary, may be taken without a meeting, without prior notice and without a vote, only if a unanimous consent, in writing, setting forth the action so taken, shall be signed by each of the holders of Preferred Shares and shall be executed and delivered to the Secretary of the Trust for placement among the minutes of proceedings of the shareholders of the Trust.

          (l)   Approval by the Trust.  The Trust acting through a
                ---------------------
majority of its Trustees shall have the right to approve the nomination of each of the Section 4(c) Trustee and the Section 4(d) Trustee, with each such approval not to be unreasonably withheld; provided, however, that D. Pike Aloian, Matthew W. Kaplan, John D. McGurk and James E. Quigley 3rd shall be deemed approved by the Trust with respect to any Preferred Trustee position. A Preferred Trustee may be asked by a majority of the other members of the Board of Trustees to resign if such Preferred Trustee becomes a director, trustee, officer or employee of a company whose primary business is the ownership and management of office buildings and 35% or more of the assets of which, in the aggregate, are located in metropolitan areas where the Trust also owns real estate assets.

           (m)   Restrictions.  So long as Five Arrows Realty Securities
                 ------------
III L.L.C. or an Affiliate thereof or one of their respective current members or partners (or an Affiliate thereof), beneficially owns at least fifty percent (50%) of the outstanding Preferred Shares, without the consent of the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by the consent (which shall be given by the holders of either a majority or all of the Preferred Shares, as provided in Section 4(k) above) in writing of the holders of the Preferred Shares (in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust), the Trust may not: (i) effect or validate the amendment, alteration or repeal of any provision of these Articles Supplementary or the Declaration of Trust whether by merger, consolidation or similar transaction, or consummate a merger or consolidation involving the Trust (any such merger or consolidation, an "Event"), which would, with respect to the holders of the Preferred Shares, amend adversely in any material respect, or repeal, the distribution, conversion, voting, redemption, liquidation or other rights as set forth in these Articles Supplementary (provided, however, with respect to any of the Events set forth above, the occurrence of any such Event shall not be deemed to materially adversely affect or repeal such distribution, conversion, voting, redemption, liquidation or other rights of the Preferred Shares if (a) immediately after any such Event the Trust is the surviving entity and there are outstanding no equity securities ranking, as to distribution rights or liquidation preference, senior to the Preferred Shares other than the securities of the Trust outstanding prior to such Event, or (b) immediately after any such Event the Trust is not the surviving entity and as a result of the Event, the holders of the Preferred Shares receive shares of equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Preferred Shares and there are outstanding no shares of equity securities of the surviving entity ranking, as to distribution rights or liquidation preference, senior to the Preferred Shares other than the securities issued in respect of the securities of the Trust outstanding prior to such Event); (ii) effect or validate the amendment, alteration or repeal of any provision of the Declaration of Trust or By-Laws of the Trust so as to limit the right to indemnification provided to any present or future member or members of the Board elected by the holders of the Preferred Shares; (iii) other than the 4,375,000 Preferred Shares authorized herein, issue Preferred Shares (or a series of preferred shares that would vote as a class with the Preferred Shares as to the matters covered by this Section 4(m) or as to the election of the Section 4(c) Trustee and the Section 4(d) Trustee) or equity securities ranking senior to the Preferred Shares (as to distributions or upon liquidation, dissolution or winding up); or (iv) except as provided below, permit, without the unanimous approval of the Preferred Trustees (to the extent that at such time the holders of the Preferred Shares are entitled to appoint one or more Preferred Trustee(s)), any subsidiary (including, without limitation, any partnership) of the Trust to issue or sell any equity securities or partnership interests in such entities ("Subsidiary Partnership Interests") to or for the account of any entity other than the Trust or a subsidiary of the Trust, and, without the unanimous approval of the Preferred Trustees (to the extent that at such time the holders of the Preferred Shares are entitled to appoint one or more Preferred Trustee(s)), the Trust will not sell, dispose or otherwise transfer Subsidiary Partnership Interests to any person (other than to or for the account of the Trust or its subsidiaries or pursuant to contractual arrangements currently in effect and heretofore disclosed in writing by the Trust to Five Arrows Realty Securities III L.L.C., referring to this provision), provided, however, that (i) the Trust, or any subsidiary of the Trust, may issue, sell or transfer without the approval of the Preferred Trustees, equity securities or Subsidiary Partnership Interests in an arm's-length transaction in exchange for office or industrial property or interests in office or industrial property with a fair value equal to or exceeding the value of the Subsidiary Partnership Interests issued, sold or transferred and (ii) the foregoing shall not be deemed to prohibit the Trust or a subsidiary of the Trust from pledging its interest in a subsidiary or disposing of a subsidiary through the disposition of all of the securities of such subsidiary. For purposes of the preceding sentence, "subsidiary" means an entity, including a partnership, in which the Trust, directly or indirectly, owns more than a 50% economic interest and which the Trust has the power to control (but excluding the joint venture entities in which the Trust, directly or indirectly, has an interest as of the date of the initial issuance of the Preferred Shares); "fair value" of office or industrial property or interests therein, and the "value" of the Subsidiary Partnership Interests, shall be determined in good faith by the Board; provided, however, that if the fair value of any such transaction exceeds $20 million and is less than $50 million, and a Preferred Trustee so requests (or, if there is then no Preferred Trustee, then upon the written request of the holders of a majority of the Preferred Shares submitted to the Trust within 10 days following their receipt of written notice from the Trust, which shall be provided by the Trust within 10 days of the Board's determination of the fair value and/or value) the determination of the fair value and/or value shall be made by an independent third-party appraiser of national standing mutually agreeable to the Trust and to the Preferred Trustee or the holders of the Preferred Shares, as the case may be; provided, further, that if the fair value of any such transaction equals or exceeds $50 million, or equals or exceeds $20 million and involves the acquisition of a real estate management company, and a Preferred Trustee so requests (or, if there is then no Preferred Trustee, then upon the written request of the holders of the Preferred Shares submitted to the Trust within 10 days following their receipt of written notice from the Trust, which shall be provided by the Trust within 10 days of the Board's determination of the fair value and/or value), the determination of the fair value and/or value shall be made by an independent third-party appraiser or investment banking firm of national standing mutually agreeable to the Trust and to the Preferred Trustee or the holders of the Preferred Shares, as the case may be, and supported by a fairness opinion by such third-party appraiser or investment banking firm. Nothing in this Section 4(m) shall prevent (i) the Trust from issuing any shares of beneficial interest of the Trust which rank junior (as to distributions and upon liquidation, dissolution or winding up) to the Preferred Shares upon such terms as the Board shall authorize from time to time, or (ii) the Operating Partnership or any subsidiary of the Operating Partnership from issuing or permitting to be transferred any partnership interests or equity interests (including without limitation, Class A Units and GP Units) which rank junior (as to distributions and upon liquidation, dissolution or winding up) to the Series C Preferred Mirror Units upon such terms as the Board, in its reasonable judgment, shall authorize, from time to time. A series of preferred shares that ranks on a parity with or junior to the Preferred Shares or Series C Preferred Mirror Units, as applicable, with respect to distributions and upon liquidation, dissolution or winding up of the Trust or the Operating Partnership, as applicable, shall be deemed to rank on a parity with or junior to the Preferred Shares or Series C Preferred Mirror Units, as applicable, for such purpose notwithstanding that such series is subject to mandatory redemption at a scheduled date or dates or has the benefit of a sinking fund or is subject to redemption at the option of the Trust or the holder.

          In addition, so long as Five Arrows Realty Securities III L.L.C. or an Affiliate thereof or one of their respective current members or partners (or an Affiliate thereof), beneficially owns at least fifty percent (50%) of the outstanding Preferred Shares, without the consent of either (i) the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by the consent (which shall be given by the holders of either a majority or all of the Preferred Shares, as provided in Section 4(k) above) in writing of the holders of the Preferred Shares or (ii) the Preferred Trustee(s) (if at such time the holders of the Preferred Shares are entitled to appoint one or more Preferred Trustee(s)), the Trust may not issue additional preferred shares of beneficial interest ranking on a parity with the Preferred Shares (as to preference with respect to distributions or upon liquidation, dissolution or winding up) (other than the 4,375,000 Preferred Shares authorized herein and other than additional preferred shares of beneficial interest ranking on a parity with the Preferred Shares (as to preference with respect to distributions or upon liquidation, dissolution or winding up) having an aggregate liquidation value up to but not in excess of $68 million), if the aggregate liquidation value of the Preferred Shares (which for purposes of this sentence shall be deemed to be $105,000,000, regardless of the number of Preferred Shares then outstanding) would constitute, immediately subsequent to the issuance, less than thirty-four percent (34%) of the aggregate liquidation value of the sum of (x) all preferred shares of beneficial interest, including the Preferred Shares and Series A Preferred Shares, ranking on a parity with the Preferred

Shares (as to preference with respect to distributions or upon liquidation, dissolution or winding up) and (y) all Series B Preferred Units of limited partnership interest ("Series B Units") in the Operating Partnership; provided, however, that (a) the Trust may, without the unanimous approval of the Preferred Trustee(s) or the approval or consent of holders of Preferred Shares, issue additional preferred shares of beneficial interest ranking on a parity with the Preferred Shares (as to preference with respect to distributions or upon liquidation, dissolution or winding up) that have an aggregate liquidation preference between $68 million and $150 million even though, immediately subsequent to the issuance, the aggregate liquidation value of the Preferred Shares would constitute less than thirty-four percent (34%) of the aggregate liquidation value of the sum of (I) all preferred shares of beneficial interest, including the Preferred Shares and Series A Preferred Shares, ranking on a parity with the Preferred Shares (as to preference with respect to distributions or upon liquidation, dissolution or winding up) and (II) the Series B Units, but only after providing Five Arrows Realty Securities III L.L.C. a 30-day period (or, if such 30-day period would, in the judgment of the Board of Trustees of the Trust, adversely impact the proposed issuance, then such shorter period (not less than 10 days) as would not, in the judgment of the Board of Trustees, adversely impact the proposed issuance) in which to commit to purchase an amount of the proposed preferred share issuance such that Five Arrows Realty Securities III L.L.C. would own, immediately subsequent to such issuance, preferred shares of beneficial interest, including the Preferred Shares, representing at least 34% of the aggregate liquidation value of the total preferred shares of beneficial interest ranking on a parity with the Preferred Shares as to distributions and upon liquidation, dissolution or winding up and Series B Units then outstanding (assuming solely for purposes of calculating the aforesaid 34% that Five Arrows Realty Securities III L.L.C. had purchased the amount of each prior proposed preferred share issuance it had been offered pursuant to the foregoing provision) and (b) the Trust may, without the unanimous approval of the Preferred Trustee(s) or the approval or consent of holders of Preferred Shares, issue an unlimited amount of additional preferred shares of beneficial interest ranking on a parity with the Preferred Shares (as to preference with respect to distributions or upon liquidation, dissolution or winding up) without regard to subclause (a) or the other restrictions of this sentence provided that such additional shares issued by the Trust have been rated, at the time of such issuance, at least "BB+" by Standard & Poor's Corporation or the equivalent of another nationally-recognized statistical rating agency. Notwithstanding the foregoing, in circumstances where the Trust's ability to issue additional preferred shares of beneficial interest is conditioned on the Trust providing Five Arrows Realty Securities III L.L.C. with the opportunity to commit to purchase a portion of such preferred shares of beneficial interest, as and to the extent provided in clause (a) of the proviso of the preceding sentence, the preferred shares of beneficial interest that may be the subject of the proposed issuance shall be limited to issuances of preferred shares of beneficial interest that fall within any one of the following categories: (i) preferred shares of beneficial interest that are not convertible into Common Shares, (ii) preferred shares of beneficial interest in respect of which a purchase by Five Arrows Realty Securities III L.L.C. has received approval by the shareholders of the Trust in the manner required by then applicable rules of the principal securities exchange on which the Common Shares are then traded or (iii) preferred shares of beneficial interest issued following receipt by the

Trust of written confirmation from the principal exchange on which the Common Shares are then traded that a purchase of such shares by Five Arrows Realty Securities III L.L.C. does not require shareholder approval under rules of the exchange.

          (n)   Special Event.  In the event that the Trust enters into
                ------------
a definitive agreement negotiated at arm's length which provides for a Special Event (as defined below), the Trust shall mail a written notice to holders of Preferred Shares at each such holder's address appearing on the records of the Trust, which notice shall be mailed at least 30 days prior to the scheduled consummation of the Special Event. The mailing of such notice shall not obligate the Trust to consummate the Special Event. Each holder of outstanding Preferred Shares will have the right (the "Special Redemption Right") to require the Trust to redeem, upon consummation of the Special Event, all of the Preferred Shares held by such holder at a redemption price payable in cash in an amount equal to the sum of (i) 104% of the Liquidation Value thereof and
(ii) accrued and unpaid distributions, whether or not declared. Each holder of Preferred Shares may exercise its Special Redemption Right by delivering a written notice to the Trust no later than 15 days prior to the scheduled consummation of the Special Event indicating that the holder is exercising such Special Redemption Right with respect to its Preferred Shares. The term "Special Event" means a merger, consolidation or similar transaction which would require approval of holders of outstanding Preferred Shares voting separately as a class pursuant to Section 4(m).

          In the event that a holder of Preferred Shares does not exercise its Special Redemption Right, then, notwithstanding the failure of the number of Preferred Shares to be voted in favor of the Special Event specified elsewhere in these Articles Supplementary, the Trust shall be permitted to consummate the Special Event, anything herein to the contrary notwithstanding, so long as immediately after such Special Event the following conditions are satisfied: (i) the holders of Preferred Shares continue to hold either the Preferred Shares or, if the Trust is not the entity surviving in the Special Event, equity securities of the entity surviving the Special Event ("Replacement Securities"), in either event with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Preferred Shares, provided, however, that (A) such preferences, rights and privileges shall not include the preferences, rights and privileges currently existing under (v) Section 4(c), (w) Section 4(d), (x) clause
(iv) of the first paragraph of Section 4(m), (y) the first sentence in the second paragraph of Section 4(m) and (z) clause (ii) of Section 2.2 of the Operating Agreement (as defined below), and (B) the requirements described under Section 4(h) shall no longer exist, and, in either event, there are outstanding no shares of equity securities of the surviving entity ranking, as to distribution rights or liquidation preference, senior to the Preferred Shares or Replacement Securities other than securities of the Trust outstanding prior to such Special Event or securities issued in replacement of such senior securities outstanding prior to such Special Event; (ii) in the event the Common Shares are converted in such Special Event into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each Preferred Share that is not converted by the holder thereof into the right to receive shares, stock, securities or other property in connection with such Special Event shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Special Event by a holder of that number of Common Shares into which one Preferred Share was convertible immediately prior to such Special Event, assuming such holder of Common Shares (a) is not a person with which the Trust consolidated or into which the Trust merged or which merged into the Trust, as the case may be, and (b) failed to exercise his or her appraisal rights or rights of election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable in such Special Event;
(iii) provision is made for the holders of Preferred Shares to continue to have a right, voting separately as a single class, to elect one Trustee (who shall be deemed the Preferred Trustee for purposes hereof) or, if the Trust does not survive the Special Event, one member of the governing body of the entity surviving the Special Event, but only if and for so long as the Preferred Shares or Replacement Securities represent more than five percent of the then outstanding equity securities of the Trust or surviving entity, computed on a fully-diluted basis to give effect to the exercise, redemption or conversion of all securities or rights exercisable or redeemable for, or convertible into, equity securities of the Trust or surviving entity (whether or not at the time of computation any such securities or rights are then exercisable, redeemable or convertible); and (iv) if the Special Event occurs before the twenty-four-month anniversary of the initial date of issuance of the Preferred Shares, and the Common Shares are converted or exchanged in the Special Event for other shares, stock or securities (including shares, stock or securities of the surviving entity), then the conversion price of the Preferred Shares or the Replacement Securities, as applicable, shall continue to be subject to adjustment for the remainder of such twenty-four-month period on terms comparable to those set forth in Section 7(d)(iv) (subject to the same exceptions as are provided in Section 7(d)(vi)), provided, however, that the issuance price below which an adjustment to the conversion price will thereafter occur shall be changed from the Conversion Price, as provided in Section 7(d)(iv), to a price equal to the Conversion Price multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of shares into which a Common Share is exchangeable or converted in the Special Event. In the case of uncertainty in the application of any provision in this subsection in any given situation, the Board of Trustees shall have authority to determine in its reasonable judgment the application of such provision, and any such determination shall be final and conclusive for all purposes.

          The term "Operating Agreement" means the Operating Agreement between the Trust and Five Arrows Realty Securities III L.L.C., dated on or about April 16, 1999.

          (o)   Reports.  The Trust shall mail to each holder of record
                -------
of Preferred Shares, at such holder's address in the records of the Trust, within 45 days after the end of the first three fiscal quarters of each fiscal year and within 90 days after the end of each fiscal year, its financial reports for such fiscal period in such form and containing such independent accountants report as set forth under the rules of the Securities and Exchange Commission irrespective of whether the Trust is then required to file reports under such rules.

          Section 5.   Redemption.
                       ----------

          (a)   General.  The Trust may, at its option, to the extent it
                -------
shall have Legally Available Funds therefor, redeem all (but not less than all) of the outstanding Preferred Shares, at any time on or after the date which is the eighth anniversary of the initial date of issuance of Preferred Shares. In addition, the Trust may, at its option, prior to the first anniversary of the initial date of issuance of Preferred Shares, to the extent it shall have Legally Available Funds therefor, redeem Preferred Shares with an aggregate Liquidation Value (as defined in Section 6) of not more than $50 million at a redemption price payable in cash in an amount equal to $22.44, plus accrued and unpaid distributions whether or not declared; provided, however, that immediately following any redemption permitted under this sentence, there shall be outstanding Preferred Shares with an aggregate Liquidation Value of at least $55 million.

          (b)   Notice.  The option of the Trust to redeem the Preferred
                ------
Shares pursuant to this Section 5 shall be exercised by mailing of a written notice of election (a "Redemption Notice") by the Trust to the holders of the Preferred Shares at such holder's address appearing on the records of the Trust, which notice shall be mailed at least 30 days (or 15 days in the case of a redemption pursuant to the second sentence of Section 5(a)) prior to the date specified therein for the redemption of the Preferred Shares. Any such notice under this Section 5(b) shall state, at a minimum, the amount of Preferred Shares to be redeemed, the date on which such redemption shall occur and the last date on which such holder can exercise the conversion rights provided for in Section 7 herein (the "Final Conversion Date"). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been given on the date mailed, whether or not the holder receives such notice.

          (c)   Conversion.  During the period beginning on the date on
                ----------
which the Trust mailed to each holder of the Preferred Shares a written notice of election pursuant to paragraph (b) above and ending at 5:00 p.m. (New York time) on the thirtieth day (or fifteenth day in the case of a redemption pursuant to the second sentence of Section 5(a)) following the date of such mailing, each holder of the Preferred Shares may exercise its conversion rights pursuant to Section 7 herein.

          (d)   Redemption Price.  Upon the thirtieth day (or fifteenth
                ----------------
day in the case of a redemption pursuant to the second sentence of
Section 5(a)) following the mailing to the holder of the Preferred Shares of a written notice of election pursuant to paragraph (b) above, the Trust shall be required, unless such holder of Preferred Shares has exercised its conversion rights pursuant to paragraph (c) above, to purchase from such holder of Preferred Shares (upon surrender by such holder at the Trust's principal office of the certificate(s) representing such Preferred Share(s)), such Preferred Shares specified in the Redemption Notice, at a price equal to the product of (i) $24.00 per share plus accrued and unpaid distributions (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) and (ii) the number of Preferred Shares to be redeemed as provided in the Redemption Notice (the "Redemption Price"); provided that, in the case of a redemption pursuant to the second sentence of Section 5(a), the Redemption Price shall be the price specified in such sentence.

          (e)   Distributions.  No Preferred Share is entitled to any
                -------------
distributions accruing thereon after the date on which the payments provided by and in accordance with Section 5(d) are paid or made available for payment to the holder thereof. On such date all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall not be deemed to be outstanding.

          Section 6.   Liquidation Rights.
                       ------------------

          (a)   Liquidation Payment.  In the event of any liquidation,
                -------------------
dissolution or winding up of the Trust, whether voluntary or involuntary, then out of the assets of the Trust before any distribution or payment to the holders of equity securities of the Trust ranking junior to the Preferred Shares (upon liquidation, dissolution or winding up), and on a pari passu basis with the holders of the Series A Preferred Shares and any other equity securities ranking on a parity with the Preferred Shares (as to preference upon liquidation, dissolution or winding up), the holders of the Preferred Shares shall be entitled to be paid $24.00 per share (the "Liquidation Value") plus accrued and unpaid distributions whether or not declared, if any (or a pro rata portion thereof with respect to fractional shares), to the date
(i) of the final distribution or (ii) that the distribution is made available; provided, however, that if such liquidation, dissolution or winding up of the Trust occurs in connection with or subsequent to a Change of Control (as defined in Section 8(e)), then the holders of the Preferred Shares shall be entitled to be paid (on a pari passu basis with the holders of the Series A Preferred Shares and any other equity securities ranking on a parity with the Preferred Shares (as to preference upon liquidation, dissolution or winding up)) the Put Payment (as defined herein). Except as expressly provided in this Section 6, the holders of the Preferred Shares shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up.

          (b)   Pro Rata Distribution.  If, upon any liquidation,
                ---------------------
dissolution or winding up of the Trust, the assets of the Trust available for distribution to the holders of Preferred Shares, the Series A Preferred Shares and any other preferred shares ranking on a parity with the Preferred Shares (as to preference upon liquidation, dissolution or winding up) shall be insufficient to permit payment in full to such holders the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Preferred Shares, the Series A Preferred Shares and any other preferred shares ranking on a parity with the Preferred Shares (as to preference upon liquidation, dissolution or winding up) shall be distributed among and paid to the holders of Preferred Shares, the Series A Preferred Shares and any other preferred shares ranking on a parity with the Preferred Shares (as to preference upon liquidation, dissolution or winding up), ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

          (c)   Characterization of Certain Transactions.  None of a
                ----------------------------------------
consolidation or merger of the Trust with or into another entity, a merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease or conveyance of all or substantially all of the Trust's property or business shall be considered a liquidation, dissolution or winding up of the Trust.

          (d)   Distribution Determinations.  In determining whether a
                ---------------------------
distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up) required for the Trust to continue to qualify as a real estate investment trust is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

          Section 7.   Conversion.
                       ----------

          (a)   Conversion Rights.  Subject to and upon compliance with
                -----------------
the provisions of this Section 7, a holder of Preferred Shares shall have the right, at such holder's option, at any time to convert all or a portion of such shares into the number of fully paid and non-assessable Common Shares obtained by multiplying the number of Preferred Shares being converted by the Conversion Ratio (as defined below and as in effect at the time and on the date provided for in this Section 7) by surrendering such Preferred Shares to be converted. Such surrender shall be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert any Preferred Shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Final Conversion Date, unless the Trust shall default in making payment of any cash payable upon such redemption under Section 5 hereof. The "Conversion Ratio" with respect to any Preferred Shares will initially be equal to 1, subject to adjustment as described below, and the "Conversion Price" with respect to any Preferred Shares will initially be equal to $24.00 per Common Share, subject to adjustment as described below. Any adjustment to the "Conversion Ratio" or the "Conversion Price" shall automatically adjust the other on an equivalent basis so that the product of the two will remain at $24.00.

          (b)   Manner of Conversion.
                --------------------

               (i) In order to exercise the conversion right, the holder of each Preferred Share to be converted shall surrender to the Trust the certificate evidencing such share, duly endorsed or assigned to the Trust or in blank, accompanied by written notice to the Trust that the holder thereof elects to convert such Preferred Shares. Unless the Common Shares issuable on conversion are to be issued in the same name as the name in which such Preferred Shares are registered, each Preferred Share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

               (ii) As promptly as practicable after the surrender of certificates of Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such Preferred Shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

               (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates for Preferred Shares have been surrendered and such notice received by the Trust as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares evidenced thereby at such time on such date, and such conversion shall be at the Conversion Ratio in effect at such time on such date unless the share transfer books of the Trust shall be closed on that date, in which event such conversion shall have been deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such shares shall have been surrendered and such notice received by the Trust.

          (c)   Fractional Shares.  No fractional shares or scrip
                -----------------
representing fractions of Common Shares shall be issued upon conversion of the Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of Preferred Shares, the Trust shall pay to the holder of such Preferred Shares an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Preferred Share shall be surrendered for conversion at one time by a holder of Preferred Shares, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered.

          (d)   Adjustment of Conversion Ratio.  The Conversion Ratio
                ------------------------------
shall be adjusted from time to time as follows:

               (i)   Payment of Distributions; Subdivisions,
                     ---------------------------------------
Combinations, Reclassifications.  If the Trust shall, while any
-------------------------------
Preferred Shares are outstanding, (A) pay or make a distribution with respect to its equity securities in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any equity securities by reclassification of its Common Shares, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of shareholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Shares been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

               (ii)   Rights, Options and Warrants.  If the Trust shall,
                      ----------------------------
while any Preferred Shares are outstanding, issue rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by dividing (I) the Conversion Ratio in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Trust from the exercise of such rights, options or warrants for Common Shares would purchase at such Current Market Price, and the denominator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Current Market Price, there shall be taken into account any consideration received by the Trust upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Trustees. For the purposes of this subparagraph (ii), the distribution of a security, which is distributed not only to the holders of the Common Shares on the date for the determination of shareholders entitled to such distribution of such security, but also is distributed or distributable with each Common Share delivered or deliverable to a person converting a Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (ii); provided that on the date, if any, on which a person converting a Preferred Share would no longer be entitled to receive such security with a Common Share, a distribution of such securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (ii) (and such day shall be deemed to be "the record date for the determination of shareholders entitled to receive such" distribution within the meaning of this subparagraph
(ii)). In the event that any such rights, options or warrants expire unexercised or are canceled prior to exercise, the Conversion Price (if previously adjusted on account of the issuance of such rights, options or warrants) shall be adjusted so that it shall equal the price it would have been had such rights, options or warrants not been issued.

               (iii)   Issuance of Securities.  If the Trust shall
                       ----------------------
distribute to all holders of its Common Shares any equity securities of the Trust (other than Common Shares) or evidence of its indebtedness or assets (excluding cash) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights, options and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Shares the kind and amount of such Securities that it would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such distribution or related record date, as the case may be.

               (iv)   Below Conversion Price Issuances.  If the Trust,
                      --------------------------------
before the twenty-four-month anniversary of the initial date of issuance of Preferred Shares, shall issue any Common Shares at a price (without taking into account customary underwriters' or placement agents' discounts), or any shares, evidences of indebtedness or other securities which are directly or indirectly convertible into or exchangeable for Common Shares (collectively, "Convertible Securities") at a conversion price (or comparable term), taking into account any consideration received by the Trust for the Convertible Securities (without taking into account customary underwriters' or placement agents' discounts), that is less than the then Conversion Price, or any rights, options or warrants to subscribe for, purchase or otherwise acquire such Common Shares or Convertible Securities at an exercise price (or comparable term), taking into account any consideration received by the Trust for the rights, options or warrants, that is less than the then Conversion Price, then, and in each such case, the Conversion Price of the Preferred Shares shall be automatically decreased to be identical to such price, conversion price or exercise price (or shall be automatically decreased to be equivalent, with respect to converting securities into Common Shares, to such comparable term). In no event shall the Conversion Price be increased pursuant to this Section 7(d)(iv).

               (v)   Distribution of Cash.  In case the Trust shall pay
                     --------------------
or make a distribution on its Common Shares in cash exclusively (excluding Regular Quarterly Distributions), each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Shares the amount of any such distribution that it would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such distribution or related record date, as the case may be.

               (vi)   Minimum Adjustment.  No adjustment in the
                      ------------------
Conversion Ratio shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% thereof; provided, however, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this Section 7 (including without limitation subparagraphs i-iv above), the Trust shall not be required to make any adjustment of the Conversion Price or the Conversion Ratio for (u) (1) shares issued upon the exercise of the Brandywine Realty Trust Common Shares Purchase Warrant, dated on or about April 16, 1999 (the "Warrant") or upon the conversion of the Preferred Shares or (2) such number of additional shares as may become issuable upon the exercise of the Warrant or upon conversion of the Preferred Shares by reason of adjustments required pursuant to the anti-dilution provisions applicable to the Warrant or the Preferred Shares as in effect on the date of such exercise or conversion, (v) the issuance of Common Shares or securities exercisable or convertible into or redeemable for Common Shares pursuant to the acquisition by the Trust of one hundred percent (100%) of a public company by way of merger, consolidation or exchange offer, (w) the issuance of Common Shares or securities exercisable or convertible into or redeemable for Common Shares pursuant to a tender or exchange offer for one hundred percent (100%) of a public company, (x) the exercise, conversion or redemption of options, warrants or units existing or outstanding on January 11, 1999 or the issuance of Common Shares or securities exercisable or convertible into or redeemable for Common Shares pursuant to contractual commitments in effect as of January 11, 1999 (all as heretofore disclosed in writing by the Trust to Five Arrows Realty Securities III L.L.C. referring to this provision),
(y) awards to trustees or employees of the Trust or entities in which the Trust owns, directly or indirectly, at least a 50% economic interest for recruitment purposes or pursuant to an equity incentive plan, provided that the number of Common Shares, plus the number of Common Shares issuable upon the exercise of the options or warrants under the preceding clause (x) in favor of such employees or trustees, shall not exceed 5,000,000 Common Shares (subject to proportionate adjustment in the event of a split or combination of the Common Shares), or (z) the issuance of Common Shares or securities exercisable or convertible into or redeemable for Common Shares pursuant to the acquisition of property or equity interests in property (e.g., partnership interests of a property-owning partnership) by the Trust or a subsidiary of the Trust. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.
Anything in this paragraph (d) to the contrary notwithstanding, the Trust shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Ratio, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share distributions, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) hereafter made by the Trust to its shareholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

          (e)   Adjustment of Conversion Ratio Upon Certain
                -------------------------------------------
Transactions.  If the Trust shall be a party to any transaction
------------
(including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of the Trust's assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (d)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each Preferred Share that is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a person with which the Trust consolidated or into which the Trust merged or which merged into the Trust or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her appraisal rights or rights of election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable in such Transaction. The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Preferred Shares that will contain provisions enabling the holders of the Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Ratio in effect immediately prior to such Transaction.

          (f)   Notice of Certain Events.  If:
                ------------------------

               (i) the Trust shall declare a distribution on the Common Shares (other than the Regular Quarterly Distribution); or

               (ii) the Trust shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

               (iii) there shall be any reclassification of the Common Shares (other than any event to which subparagraph (d)(i) of this Section 7 applies) or any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or a statutory share exchange, or self tender offer by the Trust for all or substantially all of its outstanding Common Shares or the sale or transfer of all or substantially all of the assets of the Trust as an entity; or

               (iv) there shall occur the involuntary or voluntary liquidation, dissolution or winding up of the Trust,

then the Trust shall cause to be mailed to the holders of Preferred Shares, at the address as shown on the share records of the Trust, as promptly as possible, but at least 15 Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

          (g)   Notice of Adjustment of Conversion Ratio.  Whenever the
                ----------------------------------------
Conversion Ratio is adjusted as herein provided, the Trust shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Ratio to the holders of the Preferred Shares at such holders' last address as shown on the share records of the Trust.

          (h)   Timing of Adjustment.  In any case in which paragraph
                --------------------
(d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

          (i)   No Duplication of Adjustments.  There shall be no
                -----------------------------
adjustment of the Conversion Ratio in case of the issuance of any equity securities of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion

Ratio pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value. Notwithstanding the foregoing, the provisions of this Section 7 shall similarly apply to successive transactions giving rise to any such adjustment.

          (j)   Other Adjustments to Conversion Ratio.  If the Trust
                -------------------------------------
shall take any action affecting the Common Shares, other than action described in this Section 7, that would materially adversely affect the conversion rights of the holders of the Preferred Shares or the value of such conversion rights, the Conversion Ratio for the Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

          (k)   Reservation, Validity, Listing and Securities Law
                -------------------------------------------------
Compliance With Respect to Common Shares.
----------------------------------------

               (i) The Trust covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares for the purpose of effecting conversion of the Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Preferred Shares not theretofore converted. Before taking any action which would cause an adjustment in the Conversion Ratio such that Common Shares issuable upon the conversion of Preferred Shares would be issued below par value of the Common Shares, the Trust will take any trust action which may, in the opinion of its counsel, be reasonably necessary in order that the Trust may validly and legally issue fully-paid and nonassessable Common Shares at such adjusted Conversion Ratio.

               (ii) The Trust covenants that any Common Shares issued upon the conversion of the Preferred Shares shall be validly issued, fully paid and non-assessable.

               (iii) The Trust shall endeavor to list the Common Shares required to be delivered upon conversion of the Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

               (iv) Prior to the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Preferred Shares, the Trust shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

          (l)   Transfer Taxes.  The Trust will pay any and all
                --------------
documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

          (m)   Certain Defined Terms.  The following definitions shall
                ---------------------
apply to terms used in this Section 7:

          (i)   Current Market Price.  For the purpose of any computation
                --------------------
          under this Section 7, the Current Market Price per Common Share on any date in question shall be deemed to be the average of the daily closing prices for the five consecutive Trading Days preceding such date in question; provided, however, that if an event occurs that would require an adjustment pursuant to subsection (f) through (j), inclusive, the Board may make such adjustment to the closing prices during such five Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Section 7, in which case any such determination by the Board shall be set forth in a resolution of the Board and shall be conclusive.

          (ii) "Trading Day" shall mean a day on which the Common Shares are traded on the New York Stock Exchange, or other national exchange or quotation system used to determine the Current Market Price.

          (n)   Mandatory Conversion at the Option of the Trust.
                -----------------------------------------------
Beginning on the fifth anniversary of the initial date of issuance of Preferred Shares, the Trust shall have the option, exercisable in writing by notice given within 10 days of the end of the 90-day period hereinafter referred to, to require all holders of Preferred Shares to convert all of such holders' Preferred Shares into Common Shares at the then Conversion Ratio and in accordance with the terms of this Section 7 if: (i) either (A) the Common Shares issuable upon the conversion of the Preferred Shares are eligible to be sold pursuant to an existing effective registration statement of the Trust (provided that for the 135-day period following such conversion, the Trust shall not be permitted to exercise any rights it may have to delay or prohibit the sale of such Common Shares) or (B) the holders of the Common Shares issuable upon the conversion of the Preferred Shares are not "affiliates" (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) of the Trust; (ii) the Common Shares issuable upon the conversion of the Preferred Shares are listed on the New York Stock Exchange; and (iii) the closing trading price per Common Share is greater than 130% of the then Conversion Price during any consecutive 90-day period following the fifth anniversary of the initial issuance of Preferred Shares.

          Section 8.   Change of Control and Put Option.
                       --------------------------------

          (a) Subject to the last sentence of this Section 8(a), if a Change of Control (as defined in paragraph (e) of this Section 8) or Put

Event (as defined in paragraph (f) of this Section 8) occurs, in either case as a result of the voluntary (and not legally compelled) act, omission or participation of the Trust, which act, omission or participation the Trust had the discretion under existing laws and regulations to refrain from, then each holder of Preferred Shares will have the right to require that the Trust, to the extent it shall have Legally Available Funds therefor, redeem such holder's Preferred Shares at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid distributions whether or not declared, if any (the "Put Payment"), to the date of purchase or the date payment is made available (the "Put Date") pursuant to the offer described in paragraph (b) below (the "Put Offer"). If a Change of Control or Put Event occurs that is not the result of such voluntary act, omission or participation of the Trust, the Trust may elect to make the foregoing Put Payment but may, in its discretion, elect not to make the foregoing Put Payment by not commencing the Put Offer on the Put Date, in which event the Conversion Ratio shall be revised to the greater of (i) 120% of the then current Conversion Ratio so that each Preferred Share will be convertible into 120% of the number of Common Shares into which it would otherwise have been convertible and (ii) a fraction the denominator of which is 83.33% of the Current Market Price and the numerator of which is $24.00. Notwithstanding the foregoing, if the Securities and Exchange Commission or its staff, by written communication to the Trust, indicates that the provisions of the first sentence of this Section 8(a) would preclude the Trust from treating the Preferred Shares as equity on its financial statements, then the Trust shall have the right, in lieu of application of the first sentence of this Section 8(a), to apply the Conversion Ratio revision alternative set forth in the second sentence of this Section 8(a).

          (b) Within 15 days following the Trust becoming aware that an event has occurred that has resulted in any Change of Control or Put Event, in either case as a result of the voluntary (and not legally compelled) act, omission or participation of the Trust, which act, omission or participation the Trust had the discretion under existing laws and regulations to refrain from, the Trust shall mail a notice to each holder of Preferred Shares, at such holder's address as appearing in the records of the Trust, stating (i) that a Change of Control or Put Event, as applicable, has occurred and that such holder has the right to require the Trust to redeem such holder's Preferred Shares in cash, (ii) the date of redemption (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of applicable law including the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in no event shall such date be earlier than 20 business days after the notice was mailed pursuant to the second sentence of Section 5(b) herein), (iii) the redemption price for the redemption, and (iv) the instructions determined by the Trust, consistent with this paragraph, that a holder must follow in order to have its Preferred Shares redeemed.

          (c) On the Put Date, the Trust will, to the extent lawful, accept for payment Preferred Shares or portions thereof tendered pursuant to the Put Offer and pay an amount equal to the Put Payment in respect of all Preferred Shares or portions thereof so tendered. The Trust shall promptly mail to each holder of Preferred Shares to be redeemed the Put Payment for such Preferred Shares.

          (d) Notwithstanding anything else herein, to the extent they are applicable to any Put Offer, the Trust will comply with Section 14 of the Exchange Act and the provisions of Regulation 14D and 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

          (e) "Change of Control" means each occurrence, other than any such occurrence which would otherwise constitute a Special Event as defined in Section 4(n), of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 33-1/3% of the aggregate outstanding voting power of the shares of equity securities of the Trust (other than when such acquisition is made by Five Arrows Realty Securities III L.L.C. or an Affiliate thereof or one of their respective members or partners); (ii) other than with respect to the election, resignation or replacement of the Preferred Trustees, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Trustees of the Trust (together with any new Trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of the Trust was approved by a vote of at least 66-2/3% of the Trustees of the Trust (excluding Preferred Trustees) then still in office who were either Trustees at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Trust then in office; and (iii) (A) the Trust consolidates with or merges into another entity (the "Merger Entity") or conveys, transfers or leases all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity (the "Acquiring Entity", and, together with the Merger Entity, the "Successor Entity"), or (B) any entity consolidates with or merges into the Trust, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting shares of equity securities of the Trust are reclassified or changed into or exchanged for cash, securities or other property (unless the holders of the voting shares of equity securities of the Trust immediately prior to such transaction hold immediately after such transaction more than 50% of the outstanding voting capital stock or voting equity securities of the Successor Entity).

          (f) "Put Event" means any occurrence the result of which is that (i) the Trust fails to qualify as a real estate investment trust as described in Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), other than as a result of any action, or unreasonable failure to act, by any holder of Preferred Shares; (ii) the Trust becomes a "closely-held" REIT as defined in Section 856(h) of the Code, other than as a result of any action, or unreasonable failure to act, by any holder of Preferred Shares; (iii) the Trust becomes a "Pension-held REIT" as defined in Section 856(h)(3)(D) of the Code, other than as a result of any action, or unreasonable failure to act, by any holder of Preferred Shares; or (iv) the Trust ceases to be engaged primarily in the business of acquiring, developing, redeveloping, leasing and managing suburban office and industrial properties directly, or through subsidiaries, as carried on as of the date hereof and described in the Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998.

          Section 9.   Restrictions on Ownership Transfer to Preserve Tax
                       --------------------------------------------------
Benefit.
-------

          (a) The Preferred Shares shall be governed by the restrictions on ownership and transfer set forth in of Article 6 of the Declaration of Trust.

          (b) So long as Preferred Shares are outstanding, without the consent of the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by unanimous written consent in writing of all holders of the Preferred Shares, the Trust will not effect or validate any amendment, alteration or repeal of any Section of the Declaration of Trust, so as to increase in any respect the restrictions or limitations on ownership applicable to the Preferred Shares pursuant thereto.

          Section 10.   Conversion and Excess Shares.  Preferred Shares
                        ----------------------------
converted into Excess Shares pursuant to Article 6 of the Declaration of Trust shall be governed by Article 6 of the Declaration of Trust.

          Section 11.   Miscellaneous.
                        -------------

          (a)   Exchange or Market Transactions.  Nothing in Section 9,
                -------------------------------
Section 10 or this Section 11 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system.

          (b)   Severability.  If any provision of Section 9, Section 10
                ------------
or this Section 11 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

          (c)   Mailings.  All mailings shall be made by overnight United
                --------
States mail or by another overnight courier service.

          (d)   Reacquired Shares.  Any Preferred Shares purchased or
                -----------------
otherwise acquired by the Trust shall upon their cancellation become authorized but unissued preferred shares of beneficial interest and may be classified again and reissued as part of a new series or class of preferred shares of beneficial interest to be created by the Board pursuant to its power contained in the Declaration of Trust, subject to conditions and restrictions on issuance set forth herein.

          SECOND: The Preferred Shares have been classified and designated by the Board under the authority contained in the Declaration of Trust.

          THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

          FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

          FIFTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, BRANDYWINE REALTY TRUST has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary on this ______ day of __________, 1999.


                                    BRANDYWINE REALTY TRUST


                                    By: ____________________________
                                        Name:  Gerard H. Sweeney
                                        Title:  President and Chief
                                                Executive Officer



ATTEST:



By:	______________________
      Name:  Brad A. Molotsky
      Title:   Secretary


[Trust Seal]